Exhibit 10.8

Amendment to Employment Agreement

Amendment Agreement to Employment Agreement as of December 31, 2008 between Willis Lease Finance Corporation (“Employer”), a Delaware corporation and Thomas C. Nord (“Employee”).

Whereas, Employer and Employee entered into an Employment Agreement dated September 1, 2005 (the “Employment Agreement”) and

Whereas, Employer and Employee desire to amend the Employment Agreement in certain respects.

Now, therefore in consideration of the foregoing recitals, the mutual promises of the parties and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1. Grants of Restricted Stock. The title of Section 6 shall be changed to “Stock Options/Restricted Stock”. Section 6 shall be deleted in its entirety and replaced with the following:

(a)	Employee shall be eligible for awards under Employer’s 2007 Incentive Stock Plan (the “Plan”) on the same terms as are generally available to senior executive officers of Employer and on terms which are in accordance with comparative market practices. The parties agree that any grant of stock options or restricted stock under the Plan or any similar plan is subject to the discretion of the Board (or Compensation Committee) based upon the duties of Employee’s position, the extent to which Employee’s individual performance objectives and Employer’s profitability objectives and other financial and non-financial objectives were achieved during the applicable period.

(b)	In addition to any rights Employee may have under the Plan or specific option and restricted stock grants under the Plan, all stock options and restricted stock granted to Employee which would have otherwise vested during the two-year period following the occurrence of a Change in Control shall immediately vest and become exercisable in the event of a Change in Control.

2. Code Section 409A. Section 9(b) “Payment” is hereby deleted in it entirety and replaced with the following:

(b)	Payment. All cash components of the above-described severance payments, other than annual incentive compensation, shall be paid in a lump sum within thirty days of the date of termination of Employee’s employment; provided that, only to the extent required by Section 409A of the Code, such payments shall be made in a lump sum six months after date of termination. Payment of annual incentive, which may be due under any bonus plan but which has not yet been determined, shall be paid at the time payments are made to other participants under such bonus plan.

3. Severance Payment. Section 9(a) (v) shall be amended to add the words “and restricted stock” following “stock options”.

4. Death/Disability.

(a)	Section 11(a) shall be amended to add the words “and/or restricted stock” after the words “stock options” in the second sentence thereof.

(b)	Section 11(b) shall be amended to add the words “and/or restricted stock” after the words “stock options in the second sentence thereof.

In Witness Whereof, the parties hereto have executed this agreement as of the date first above written.

Employer
Willis Lease Finance Corporation

	By	/s/ Donald A. Nunemaker

Employee

/s/ Thomas C. Nord
Thomas C. Nord

2